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                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                            CAPITAL CORP OF THE WEST

          Thomas T. Hawker and Janey Boyce hereby certify that:

          1. They are the President and the Chief Financial Officer, respectively of CAPITAL CORP OF THE WEST, a California corporation.

          2. The articles of incorporation of this corporation shall be amended to add the following provision as ARTICLE VIII:

          Any action required or permitted to be taken by the shareholders of this corporation must be taken at a duly called annual meeting or special meeting of the shareholders of the corporation and no action may be taken by the written consent by the shareholders.

          3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

          4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote on the amendment was 1,335,831. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: August 14, 1996

                                         /s/ Thomas T. Hawker
                                        -----------------------------------
                                        Thomas T. Hawker, President


                                         /s/  Janey Boyce
                                        ------------------------------------
                                        Janey Boyce, Chief Financial Officer